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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2006, relating to the financial statements and financial statement schedules of Central European Media Enterprises Ltd, and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K/A, and Form 10-K, respectively, of Central European Media Enterprises Ltd for the year ended December 31, 2005 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
London, United Kingdom
March 15, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM